EXHIBIT 4.60
AMENDED AND RESTATED PROMISSORY NOTE

$476,250	August 14, 2006
     FOR VALUE RECEIVED, the undersigned, Network Installation Corp. (“NWKI”) and Kelley Communication Company, Inc. (the “Makers”), promise to pay to the order of Michael Kelley (the “Holder”), c/o Kelley Technologies, 5625 South Arville Street, Suite E, Las Vegas Nevada 89118, or at such other place as the Holder hereof may from time to time designate in writing, the principal amount of $317,500 together with interest thereon from the date hereof at the rate of seven percent (7%) per annum (the “Note”). Makers shall make payments in accordance with the amortization schedule attached as Exhibit A. If not paid sooner, the entire unpaid principal balance of this Note and all accrued and unpaid interest hereon shall be due and payable on September 20, 2008.
     This Note shall be deemed effective June 30, 2006.
     This Note amends and restates and replaces in its entirety the Promissory Note originally issued September 22, 2005 by NWKI in favor of the Holder in the face amount of $540,000 (the “Original Promissory Note”). This Note is not executed and delivered in payment of the indebtedness evidenced by the Original Promissory Note, but to evidence the amended terms of that indebtedness. The making and delivery of this amended and restated promissory note is not a novation. By acceptance of this Note, Holder hereby (i) waives any default under the Original Promissory Note, (ii) waives any penalty, premium or interest that may have accrued under the Original Promissory Note, and (iii) agrees that any and all warrants issued or issuable to Holder under the Original Promissory Note are hereby cancelled.
     So long as any amounts are due and owing under this Note, if Makers borrow funds from a lender other than Dutchess Private Equities Fund, LP, Dutchess Private Equity Fund II, LP or Dutchess Advisors Ltd. (collectively “Dutchess”) or raise capital from the sale of stock of NWKI to a person or entity other than Dutchess (a “New Financing”), and if the net proceeds of such loan or investment (after the payment of all fees and expenses associated with such loan or investment) exceed $3,500,000 (the “Threshold Amount”), then (i) within 30 days after receipt (the “New Financing Payment Date”) of such proceeds Makers shall pay to Holder an amount equal to 20% of the excess of the net proceeds over $3,500,000, up to the unpaid balance of the indebtedness, with accrued interest, owed to Holder, as a principal prepayment of such indebtedness and (ii) if the New Financing Payment Date is prior to January 20, 2007, Makers shall begin making monthly principal and interest payments in accordance with the amortization schedule attached as Exhibit A starting one month after the New Financing Payment Date.
     So long as any amounts are due and owing under this Note, if Makers’ earnings on a consolidated basis during any calendar year exceed $1,000,000 (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by paragraphs 5 and 7 of the Loan Restructure Agreement dated August 1, 2006 between Makers and Dutchess (the “Excess Earnings”), Makers will pay to Holder an amount equal to 13% of the Excess Earnings, up to the unpaid balance of the indebtedness, with accrued interest, as a principal prepayment of such indebtedness. The determination of Excess Earnings shall be calculated in accordance with Generally Accepted Accounting Principles applied in accordance with the historical practices of Makers. Any payment of Excess Earnings shall be due and payable within ten business days after the filing of NWKI’s Annual Report on Form 10-KSB.
     This Note may be prepaid in whole or in part at any time without premium or penalty. Partial prepayments shall be applied in the manner designated by Makers at the time such payment is made or, in the absence of such designation, at the discretion of the Holder.
     Any amount not paid when due hereunder shall bear interest at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum amount that may be collected under law, until paid. During the existence of any default hereunder, the Holder of the Note may apply payments received on any amount due hereunder, or any other instrument now or hereafter evidencing or securing the indebtedness evidenced hereby, as the Holder, in his sole discretion, may determine.
     The entire principal indebtedness evidenced by the Note and all accrued interest thereon shall become and be immediately due and payable, at the option of the Holders hereof, upon the occurrence of any of the following events of default: (i) the Maker’s failure to timely make payment of any amount due hereunder that is not cured within 10 business days after notice in writing to the Makers, or (ii) the Makers’ failure to comply with any other provisions or conditions of this Note that is not cured within 10 business days.
     The failure of the Holder hereof to exercise any of the remedies or options set forth in this Note, or in any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby upon the occurrence of one or more events of default shall not constitute a waiver of the right to exercise any such remedy or option or any other remedy or option at any subsequent time in respect to the same or any other event of default. The acceptance by the Holder hereof of any payment which is less than the total amount due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or at any subsequent time or nullify any prior exercise of any such remedy or option.
     As often as this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Holders’ rights hereunder, the Makers will pay to the Holder hereof his reasonable attorneys’ fees, together with all court costs and other expenses incurred in connection therewith.
     The Makers, endorsers, sureties, guarantors, and all other persons who are or may become liable for all or any part of the indebtedness evidenced hereby waive presentment, protest, and notice of dishonor.
     Notwithstanding any provisions herein to the contrary, the total liability for payments in the nature of interest shall not exceed the limits imposed by laws of the State of Nevada relating to maximum charges of interest, and Holder shall not be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law. If the Holder ever receives, collects, or applies as interest, any such excess, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of the indebtedness evidenced hereby, and if the unpaid principal balance of such indebtedness is paid in full, any remaining excess shall be immediately paid to the Makers.
          IN WITNESS WHEREOF, the Makers have executed this Note the day and year first written above.

Network Installation Corp.

/s/ Jeffrey R. Hultman
By:

Kelley Communication Company, Inc.

/s/ James Michael Kelley
By:
     The undersigned hereby acknowledges and agrees to the terms of this Note, as of the date first set forth above:
“Holder”
/s/ James Michael Kelley
James Michael Kelley

EXHIBIT A
Network Installation Corporation
Notes Payable Michael Kelley

				Interest
	Payment	Interest		7.00%
Balance due			476,250.00
20-Aug-06		2,778.13	479,028.13
20-Sep-06		2,794.33	481,822.46
20-Oct-06		2,810.63	484,633.09
20-Nov-06		2,827.03	487,460.11
20-Dec-06		2,843.52	490,303.63
20-Jan-07	15,000.00	2,860.10	478,163.73
20-Feb-07	15,000.00	2,789.29	465,953.02
20-Mar-07	15,000.00	2,718.06	453,671.08
20-Apr-07	15,000.00	2,646.41	441,317.50
20-May-07	15,000.00	2,574.35	428,891.85
20-Jun-07	15,000.00	2,501.87	416,393.72
20-Jul-07	15,000.00	2,428.96	403,822.68
20-Aug-07	15,000.00	2,355.63	391,178.31
20-Sep-07	15,000.00	2,281.87	378,460.19
20-Oct-07	15,000.00	2,207.68	365,667.87
20-Nov-07	15,000.00	2,133.06	352,800.93
20-Dec-07	15,000.00	2,058.01	339,858.94
20-Jan-08	25,000.00	1,982.51	316,841.45
20-Feb-08	25,000.00	1,848.24	293,689.69
20-Mar-08	25,000.00	1,713.19	270,402.88
20-Apr-08	25,000.00	1,577.35	246,980.23
20-May-08	25,000.00	1,440.72	223,420.95
20-Jun-08	25,000.00	1,303.29	199,724.24
20-Jul-08	25,000.00	1,165.06	175,889.30
20-Aug-08	25,000.00	1,026.02	151,915.32
20-Sep-08	152,801.49	886.17	0.00